UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  November 15, 2004

DYNTEK, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	1-11568	95-4228470
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No)

18881 Von Karman Avenue, Suite 250, Irvine, California   92612
(Address of principal executive offices)

(949) 955-0078

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                     Entry into a Material Definitive Agreement.

                      On November 15, 2004, DynTek, Inc. (the “Company”) issued an Amended and Restated Secured Convertible Term Note (the “Amended Note”) to the Laurus Master Fund, Ltd. (“Laurus Funds”), which was originally issued in the principal amount of $3,500,000 with a conversion price of $1.25 per share on January 30, 2004 and was subsequently amended and restated on May 3, 2004 to increase the principal amount to $6,000,000 and reduce the conversion price to $1.15 per share with respect to the original principal amount and $.90 per share with respect to the increased principal amount.  The Amended Note provides for an aggregate principal amount of $6,649,999.  Laurus Funds agreed to provide the Company with additional capital and to defer payments under the Amended Note until December 1, 2005.  In exchange, the Company reduced the conversion price under the Amended Note to $0.65 per share.  Interest payable on this Amended Note accrues at a rate per annum equal to the “prime rate” plus 1%.  Subject to certain adjustment, in no event will the prime rate be less than 4%.  The Amended Note is convertible to Company common stock at the option of Laurus Funds.  The Company’s monthly payments of principal and accrued interest under the Amended Note may be made by delivering common stock shares instead of cash, if at the time such stock payment is delivered (i) there exists an effective registration statement covering the distribution of such shares by the investor and (ii) the market price for such shares is greater than 115% of $0.65 per share, the price fixed for conversion to common stock of amounts outstanding under the Amended Note.  Subject to the same restrictions on stock payments of monthly accrued interest and principal, the entire principal and accrued interest of the Amended Note may be prepaid in common stock.  Any amounts of Amended Note principal paid in cash, including prepayments of the entire note principal, shall be subject to a 2% premium payment.

                      As part of the transaction, Laurus Funds also received a five-year amended and restated warrant to purchase 1,046,150 shares of DynTek common stock, exercisable at $0.65 per share (the “Amended Warrant”).  The Amended Warrant replaces the warrant previously issued to Laurus Funds in connection with the convertible note financing which provided for the purchase of 625,000 shares at an exercise price of $1.25 per share.  Distribution by Laurus Funds of all of the common stock shares subject to the Amended Note conversion and issuable upon exercise of the Amended Warrant will be registered under the terms of the Amended and Restated Registration Rights Agreement entered into on the same date.  Payment of all principal and interest under the Amended Note, as well as performance of the obligations of the Company and its wholly-owned subsidiary, DynTek Services, Inc., under all of the ancillary agreements entered into by the Company and DynTek Services in connection with the sale of the Amended Note and Amended Warrant, are secured by a perfected security interest in favor of Laurus Funds in all of the assets of both the Company and DynTek Services.

Item 3.02                     Unregistered Sales of Equity Securities

                      The information set forth on Item 1.01 of this Form 8-K is incorporated by reference into this Item 3.02 with respect to the agreements to issue equity securities described therein.  In connection with the securities issued or issuable in connection with the Laurus financing transaction, the Company relied upon the exemption from registration provided by Rule 506 of Regulation D promulgated under the Securities Act of 1933, as amended.  Laurus Funds is an accredited investor as defined in Rule 501 of Regulation D and it had access to information about the Company.  Laurus Funds represented its intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof.  Laurus Funds has the right to convert all or any portion of the then aggregate principal amount of the Amended Note, together with interest and fees due thereon, into shares of Company common stock.  The full principal amount of $6,649,999 is convertible into 10,230,767 shares of Company common stock.

SIGNATURES

                      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DYNTEK, INC.

Date: November 19, 2004	By:	/s/ Robert Webber
Robert Webber
Chief Financial Officer